SECOND AMENDMENT TO LEASE
THIS SECOND AMENDMENT TO LEASE (this "Amendment") is entered into as of this 15th day of August, 2016 (the “Amendment Effective Date”), by and between BMR-LINCOLN CENTRE LP, a Delaware limited partnership ("Landlord"), and ILLUMINA, INC., a Delaware corporation ("Tenant").
RECITALS
A.    WHEREAS, Landlord owns certain real property located at 200-500 and 800 Lincoln Centre Drive, Foster City, California 94044, designated as Parcels 1, 3 and 4 and more particularly depicted and described in Exhibit A-1 attached hereto (“Parcels 1, 3 and 4”), and certain real property located at 600-700 Lincoln Centre Drive, Foster City, California 94044, designated as Parcel 2 and more particularly depicted and described in Exhibit A-1 attached hereto (“Parcel 2”, and together with Parcels 1, 3 and 4, collectively, the “Property”);
C.    Landlord and Tenant are parties to that certain Lease dated as of December 30, 2014 (the “Original Lease”), as amended by that certain First Amendment to Lease dated as of February 23, 2016 (the “First Amendment,” and together with the Original Lease, as the same may have been further amended, supplemented or modified from time to time, the "Existing Lease"), whereby Tenant leases certain premises from Landlord comprising certain buildings to be constructed by Landlord, which are referred to in the Existing Lease as Building A, Building B and Building D, as depicted in the site plan attached hereto as Exhibit A (collectively, the "Buildings"), and related landscaping, parking facilities and structures, private drives and other improvements and appurtenances related to or serving the Buildings as reasonably designated by Landlord, together with appurtenant rights of access and parking (collectively, the “Premises”), located on Parcels 1, 3 and 4 (together with all improvements thereon, the “Lease Site”);
D.    WHEREAS, the Existing Lease contains an option (the "Expansion Right") to expand the Premises to include a building comprising approximately 235,000 square feet of Rentable Area to be constructed by Landlord, which is referred to in the Existing Lease as Building C, as depicted in the site plan attached hereto as Exhibit A (the “Expansion Space”), which, if constructed, will be located on Parcel 2 (together with all improvements thereon, the Expansion Site”);
E.    WHEREAS, concurrently herewith, Landlord will enter into an option agreement with Tenant with respect to the Expansion Site (the “Option Agreement”), providing that upon the satisfaction of certain contingencies, Landlord will transfer to Landlord’s affiliate, BMR-Lincoln Centre II LP, a Delaware limited partnership (“Landlord’s Affiliate”), all of Landlord’s right, title and interest in and to Parcel 2 and grant Tenant an option to lease the Expansion Space and related landscaping, parking facilities and structures, private drives and other improvements and appurtenances related to or serving the Expansion Space, together with appurtenant rights of access and parking, which option, if all contingencies are satisfied, shall be on substantially the same terms and conditions applicable to the Expansion Right in the Existing Lease;
F.    WHEREAS, due to an Uncontrollable Delay, the date that the Buildings are estimated to be delivered to Tenant in TI Ready Condition is November 16, 2016;
G.    WHEREAS, the parties wish to amend the Existing Lease to remove the Expansion Right, provide for the future potential transfer of the Expansion Site to Landlord’s Affiliate, document the Uncontrollable Delay, amend certain Key Milestone Dates, provide for approval and payment of certain Change Orders associated with the Project and Base Building Work and otherwise amend the Existing Lease as set forth herein; and
H.    WHEREAS, Landlord and Tenant desire to modify and amend the Existing Lease only in the respects and on the conditions hereinafter stated.
AGREEMENT
NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:
1.    Definitions. For purposes of this Amendment, capitalized terms shall have the meanings ascribed to them in the Existing Lease unless otherwise defined herein. The Existing Lease, as amended by this Amendment, is referred to collectively herein as the "Lease." From and after the date hereof, the term "Lease," as used in the Existing Lease, shall mean the Existing Lease, as amended by this Amendment.
2.    Deletion of Expansion Right. Article 40 of the Lease is hereby deleted in its entirety.
3.    Amendment of Additional Terms Relating to Expansion Right. The following modifications are hereby made to the Existing Lease:
3.1    Exhibits A and A-1 to the Existing Lease are hereby deleted and replaced with Exhibits A and A-1 to this Amendment.
3.2    Subsection 2.4(b) of the Existing Lease is hereby amended and restated in its entirety as follows:
(a)    The “Phase 1 Rent Commencement Date” is the date that is the earliest of (i) November 16, 2017, (ii) the date that the Tenant Improvements are substantially complete in Buildings A and D, and (iii) the date that Tenant actually commences conducting business operations in Building A, Building B or Building D (and the area which Tenant conducts business in shall be referred to herein as the “Partial Occupancy Space”); provided that if the Phase 1 Rent Commencement Date is delayed because of a Tenant Delay (as defined the Work Letter), then the Phase 1 Rent Commencement Date shall be the date that the Phase 1 Rent Commencement Date would have occurred but for such Tenant Delay, and in the event there is a Landlord Delay which actually delays completion of the Tenant Improvements, then the November 16, 2017 date set forth above will be extended by the number of days of such Landlord Delays. Notwithstanding the foregoing, in the event the Phase 1 Rent Commencement Date is triggered by subsection (iii) above, then for the period commencing on the date that Tenant so commences conducting business operations in Building A, Building B or Building D through the date that is the earlier of (x) November 16, 2017, and (y) the date that the Tenant Improvements are substantially complete in Buildings A and D (the “Partial Occupancy Period”), Tenant will only be obligated to pay Base Rent for the portion of the Premises in which Tenant actually conducts business operations and will be obligated to pay Early Occupancy Additional Rent (as defined in Section 2.3(c)(iv) of the Lease); provided that upon the expiration of the Partial Occupancy Period, Tenant will commence paying Base Rent and Additional Rent for the entirety of Building A and Building D, and provided, further, that the Term Expiration Date for Building A and Building D will be the date which is fifteen (15) years after the expiration of such Partial Occupancy Period.
3.3    Section 2.3(c)(ii) of the Lease is hereby deleted in its entirety, and Subsections 7.1(a), 13.3.1(b)(i) and 13.3.2(a) are amended and restated to read “during any Partial Occupancy Period, the combined Rentable Area of any Partial Occupancy Space”.
3.4    The first paragraph of Article 1 and Section 4.2 of the Existing Lease are hereby amended to delete the phrase “(as defined in Section 40.5 below)” wherever it appears. The first sentence of Section 4.3 of the Existing Lease is hereby amended to delete the phrase “which shall be constructed pursuant to Section 40.5 below.”
3.5    Article 6 of the Existing Lease is hereby amended to delete everything after the first three sentences (i.e., commencing from "In the event Tenant exercises the Land Rental Option…" through the end of Article 6).
3.6    Section 7.1 of the Existing Lease is hereby amended to delete the words “including, without limitation, the Expansion Space” from the parenthetical.
3.7    Notwithstanding anything in Section 10.2 or elsewhere in the Existing Lease, Landlord will have the right to enter into such CC&Rs, reciprocal easement agreements, easements, access agreements or similar agreements as may be necessary or desirable in Landlord's reasonable judgment to satisfy the Option Contingencies (as defined in the Option Agreement) and effectuate the transfer of the Expansion Site to Landlord’s Affiliate and the ongoing operation of the Project and the Property; provided that any such CC&Rs as well as any amendments, restatements, supplements or modifications thereto do not materially modify Tenant's rights or obligations hereunder nor materially increase Tenant's monetary obligations under the Lease. From and after the Amendment Effective Date, so long as Tenant or Tenant's Affiliate occupies at least seventy five percent (75%) of the Rentable Area within the Project, Landlord will not execute and enter into any CC&Rs or reciprocal easement agreements which would have a material adverse impact on Tenant's rights or obligations under the Lease without Tenant's reasonable approval (which approval will be given or withheld within ten (10) business days after request).
3.8    Notwithstanding that the Lease Site and the Expansion Site may be owned by different entities, the entire Project may be operated as a single Project, and any amounts paid by either Landlord or Landlord’s Affiliate in connection with the Project will be treated as if paid by Landlord for purposes of the Taxes, Operating Expenses and Insurance Expenses; provided, however, that in the event that Tenant exercises the option set forth in Section 2 of the Option Agreement (the “Expansion Option”) and executes and delivers a lease for the Expansion Site in accordance with the Option Agreement (an “Expansion Lease”), then the Expansion Site will be excluded from the “Project” for purposes of calculating the Taxes, Operating Expenses and Insurance Expenses under the Lease (including for purposes of calculating Tenant’s pro rata portion of such amounts), and the Taxes, Operating Expenses and Insurance Expenses shall not include amounts incurred by Landlord’s Affiliate, which will be reimbursed under the Expansion Lease; and provided, further, that in any event, if title to all or any portion of the Expansion Site is transferred to any person or entity that is not an affiliate of Landlord during the Term, then the Expansion Site or applicable portion thereof that is no longer owned by an affiliate of Landlord shall be excluded from the “Project” for all purposes under the Lease. The term “affiliate” as used in the foregoing sentence, shall mean, with respect to Landlord, any other person or entity that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, Landlord.
3.9    For purposes of calculating Operating Expenses for the Project in accordance with Section 13.3.1 of the Existing Lease, Landlord may, from time to time, modify Landlord’s calculation and allocation procedures for Operating Expenses, so long as such modifications produce Dollar results substantially consistent with Landlord’s then-current practice at the Project or if there is no current practice, which are equitable as reasonably determined by Landlord. So long as the owner of Parcel 2 is Landlord or an affiliate of Landlord, then all Operating Expenses applicable to Parcel 2 will be subject to reallocation in accordance with this Section. In no event shall any reallocation result in Tenant’s aggregate Operating Expenses under this Lease and, if Tenant has exercised the Expansion Option, the Expansion Lease, increasing by more than a de minimus amount. Because the Project consists of multiple buildings, certain Operating Expenses may pertain to a particular building(s) and other Operating Expenses to the Project as a whole.  Landlord reserves the right in its reasonable discretion to equitably allocate any such costs applicable to any particular building or the legal parcel upon which such building is located within the Project solely to such building(s) rather than the Project as a whole, and other such costs applicable to the entire Project to each building in the Project. Landlord shall equitably allocate such costs to the buildings in an equitable, reasonable, non-discriminatory manner, and such allocation shall be binding on Tenant.  Tenant’s audit rights in Section 13.3.4 of the Existing Lease shall include Tenant’s right to audit Landlord’s allocation of Operating Expenses.
3.10    Section 13.3.2(c) is hereby amended to delete the words “including, without limitation, the Expansion Space” from the parenthetical.
3.11    Section 13.7 is amended to delete the parenthetical in the first sentence referencing Building C.
3.12    Section 26.1 of the Lease is hereby amended to replace the definition of “Tenant’s Affiliate” with the following: any person or entity that (a) directly, or indirectly through one or more intermediaries, (i) controls, is controlled by, or is under common control with Tenant, (ii) acquires all or substantially all of the assets of Tenant, (iii) is the resulting entity of a merger or consolidation of Tenant with another entity or (iv) is “Majority Owned” by Tenant, and (b) has a net worth equal to or greater than Two Hundred Million Dollars ($200,000,000) (each, a "Tenant's Affiliate"). For purposes of the foregoing, “Majority Owned” means that Tenant owns at least thirty-five percent (35%) of the stock or other ownership interest in such entity.
3.13    Section 28.4(g) is hereby deleted in its entirety.
3.14    All options to extend, rights of first refusal and similar rights contained in the Existing Lease (including the rights contained in Section 37.22, Article 39 and Article 41) and shall apply only to the Lease Site and those Buildings existing on the Lease Site and will no longer apply to the Expansion Site (and will be part of the Expansion Lease), the Expansion Space or any other building(s) constructed on the Expansion Site; provided that for purposes of calculating the Rentable Area leased by Tenant in the Project for Section 37.22, all of the Rentable Area leased by Tenant in the Project will be included.
3.15    Article 41 is hereby amended to provide that the term "Project" solely for purposes of Article 41 shall include only the Buildings and the Lease Site. Notwithstanding the foregoing, if Building C or the Expansion Site is the subject of an offer to purchase which includes any portion of the Lease Site, Landlord and Landlord’s Affiliate may elect to provide Tenant a single Offer Summary, in which case the ROFR will apply to the combined total of all Property which is the subject of the offer to purchase and the delivery of such Offer Summary will satisfy the obligations of both Landlord and Landlord’s Affiliate as to the ROFR. The reference in Section 41.3(b) to “two hundred forty (240)” is hereby amended to read “two hundred seventy (270).”
3.16    Article 42 of the Existing Lease is hereby amended and restated in its entirety to read as follows: “In the event (i) Tenant and/or any Tenant Affiliate ceases to be the sole occupant of all Buildings in the Project (excluding subleases or other occupancy arrangements which may be entered by Tenant subordinate to Tenant’s leasehold interest), or (ii) the Term with respect to any of the building(s) within the Project expires prior to the Term with respect to any other building(s) within the Project, the terms and conditions of Exhibit G attached hereto will automatically apply, and the Lease will automatically be modified in accordance with the terms and conditions set forth therein, effective as of the date ("Trigger Date") set forth in Landlord's written notice to Tenant advising Tenant that the Project is anticipated to become a multi-tenant Project. Notwithstanding the foregoing, in the event any Tenant Affiliate ceases to be a Tenant Affiliate or to be controlled by Illumina, Inc., then the Trigger Date shall occur as of the date such party is no longer a Tenant Affiliate or controlled by Illumina, Inc."
3.17    Exhibit G to the Existing Lease is hereby amended to amend and restate the first sentence to read as follows: "Effective as of the Trigger Date as defined in Article 42, the terms and conditions of this Exhibit G will automatically apply, and the Lease will automatically be modified in accordance with the terms and conditions set forth herein." The term “Common Area” as defined in Exhibit G is amended to read as follows: “all portions of the Project as designated by Landlord or Landlord’s Affiliate from time to time for the non-exclusive use of tenants of the Project generally, including, without limitation, driveways, sidewalks, parking areas, landscaped areas, and (to the extent applicable) service corridors, stairways, elevators, public restrooms and public lobbies (but excluding any areas designated by Landlord or Landlord’s Affiliate as being for the use of tenants of the Lease Site or Expansion Site (as applicable) only).” In the event the multi-tenant provisions become effective, Landlord will be responsible only for the portions of the Common Areas located on the Lease Site, and Landlord or Landlord’s Affiliate, as applicable, will be responsible for those portions of the Common Area located on the Expansion Site.
3.18    Section 5.2 of Exhibit G to the Existing Lease is hereby amended and restated in its entirety as follows: Operating Expenses will be reduced by any refund Landlord receives for any costs, goods, services or expenditures previously included in Operating Expenses payable by Tenant. Landlord may, from time to time, modify Landlord’s calculation and allocation procedures for Operating Expenses, Taxes and Insurance Expenses, so long as such modifications produce Dollar results substantially consistent with Landlord’s then-current practice at the Project or if there is no current practice, are equitable as reasonably determined by Landlord. Because the Project consists of multiple buildings, certain Operating Expenses, Taxes or Insurance Expenses may pertain to a particular building(s) or the legal parcel upon which such building(s) are located and other Operating Expenses, Taxes or Insurance Expenses may apply to the Project as a whole.  Landlord reserves the right in its reasonable discretion to equitably and reasonably allocate any such costs applicable to any particular building or the legal parcel upon which such building is located within the Project solely to such building rather than the Project as a whole, and other such costs applicable to the Project to each building in the Project (including the Building(s)), with the tenants in each building being responsible for paying their respective proportionate shares of their buildings to the extent required under their leases. Landlord shall allocate such costs to the buildings (including the Building(s)) in an equitable, reasonable, non-discriminatory manner, and such allocation shall be binding on Tenant, subject to Tenant’s audit rights in Section 13.3.4.  In the event that the Project is less than fully occupied during a calendar year, Tenant acknowledges that Landlord may extrapolate Operating Expenses that vary depending on the occupancy of the Project to equal Landlord’s reasonable estimate of what such Operating Expenses would have been had the Project been ninety-five percent (95%) occupied during such calendar year; provided, however, that Landlord shall not recover more than one hundred percent (100%) of Operating Expenses.
3.19    The form of Memorandum of Lease attached as Exhibit M to the Existing Lease is hereby replaced in its entirety with Exhibit M attached hereto. Tenant will execute whatever commercially reasonable documents may be required to cause the existing Memorandum of Lease which was recorded in the Official Records of the County of San Mateo on January 8, 2015 as Document Number 2015-001571 to be removed from title to the Property and replaced with the attached Amended and Restated Memorandum of Lease.
3.20    Section 2.1 and Subsection 2.1(a) of the First Amendment are hereby amended and restated in their entirety as follows:
2.1    PS1 Construction. Notwithstanding anything to the contrary set forth in the Existing Lease, except as expressly set forth in this paragraph below, Tenant shall not have any obligation to pay for the construction of Parking Structure 1 which, if constructed, will be in the location labelled “800” on Parcel 4 in the site plan attached hereto as Exhibit A (“PS1”). If Tenant determines that it requires or desires additional parking spaces, then Tenant may deliver written notice to Landlord requesting that Landlord construct PS1 at Tenant's sole cost and expense (a "PS1 Construction Request"). If Tenant delivers to Landlord a PS1 Construction Request, or the City of Foster City notifies Landlord and/or Landlord’s Affiliate that additional parking spaces must be constructed in connection with the Property or any portion thereof, then, after Tenant has exhausted all appeals with the City of Foster City (in the event Tenant protests such requirement from the City of Foster City), Landlord will perform the construction of PS1 in accordance with the plans and specifications included within the Approved Plans, at Tenant's sole cost and expense and in such event, Landlord will provide Tenant with monthly invoices for all costs incurred by Landlord during the construction of PS1, which costs shall constitute Additional Rent under the Lease, and Tenant shall pay such invoices within thirty (30) days after Tenant's receipt hereof. If the Lease terminates due to a default by Tenant, then the amounts owed by Tenant hereunder, without any deduction or offset whatsoever, will be considered part of Landlord’s damages on account of Tenant’s default, as Additional Rent under the Lease. The provisions of this Section shall survive the expiration or earlier termination of the Lease. Without limiting the generality of the foregoing:

i.    The phrase "PS1 Trigger Date" is hereby amended to mean and refer to the earlier of (i) the date upon which Tenant delivers a PS1 Construction Request to Landlord, or (ii) the date upon which the City of Foster City notifies Landlord and/or Landlord’s Affiliate that additional parking spaces must be constructed in connection with the Property or any portion thereof (which date shall be subject to extension in the event Tenant protests such requirement from the City of Foster City).
4.    Extension Option if Expansion Option Exercised. The parties hereby acknowledge that in the event Tenant exercises the Expansion Option pursuant to the Option Agreement, the Term of Tenant’s Existing Lease of the Premises and the term of Tenant’s lease of the Expansion Space will not expire on the same date. Tenant shall have the option, exercisable by written notice (an "Expansion Extension Notice") delivered to Landlord within ninety (90) days after the commencement date of Tenant’s lease of the Expansion Space, to extend the Term Expiration Date for the Premises such that the Term of Tenant’s lease of the Premises will expire coterminously with the term of Tenant’s lease of the Expansion Space based solely upon the term of Tenant’s lease of the Expansion Space pursuant to the form of lease attached as Exhibit B to the Option Agreement, without regard to any amendments thereto made after the effective date of the Conveyance Documents (as defined in the Option Agreement). In the event Tenant delivers the Expansion Extension Notice within the time period set forth above, the Term of the Existing Lease as to the Premises shall be automatically extended such that Tenant’s lease of the Premises will expire on the same date as the scheduled expiration date for the Expansion Space, and all terms and conditions of the Existing Lease shall continue to apply during such extended Term, including the bi-annual adjustment of Base Rent set forth in Section 6 of the Lease. Tenant will sign a lease amendment memorializing such extension if requested by Landlord, but such extension will be effective regardless of whether an amendment is entered. Tenant will not have the right to exercise the above option in the event Tenant is in default with respect to Tenant’s obligation to pay any regular installment of Rent (provided that in such event, the time period for exercising such option will be extended through the end of any applicable notice or cure period) or another monetary or material non-monetary Default exists under the Lease or the Option Agreement (or any lease of the Expansion Site entered into by Landlord and Tenant pursuant to the Option Agreement). The rights described in this Section 4 shall be personal to the Tenant originally named in this Amendment (i.e., Illumina, Inc.), may not be transferred to any other entity, and may not be assigned separately from the Lease except in connection with an assignment of Tenant’s entire interest in both the Lease and the Option Agreement to a single Tenant’s Affiliate; provided, however, that the Tenant originally named in this Amendment (i.e., Illumina, Inc.) shall be fully and primarily liable for any extension of the Lease regardless of whether the extension right is exercised by the Tenant originally named in this Amendment (i.e., Illumina, Inc.) or by a Tenant’s Affiliate, and Illumina, Inc. agrees to sign any reasonable document reasonably requested by Landlord to confirm the foregoing continuing liability of Illumina, Inc.
5.    Transfer of Expansion Site. Tenant hereby acknowledges that Landlord’s transfer of the Expansion Site to Landlord’s Affiliate does not violate any provision of the Lease, including without limitation Section 11.1; provided that such transfer will be effectuated in a manner which does not unreasonably and adversely (in light of the commercially reasonable expectations of a sophisticated landlord and tenant in the context of a lease transaction similar to the Lease) affect Tenant’s beneficial use and occupancy of the Premises, including the Permitted Use and Tenant’s access to the Premises and Tenant’s parking rights thereunder.
6.    Extension Due to Uncontrollable Delays.
6.1    Section 4.6 of the Existing Lease is hereby amended and restated in its entirety as follows:
4.6    Schedule/Delays. Landlord will use commercially reasonable efforts to (a) cause each Building to be delivered to Tenant in TI Ready Condition on or before November 16, 2016 (subject to Tenant Delays), (b) meet the “Key Milestone Dates” set forth on Exhibit F, as such dates may be extended by Tenant Delays and (c) cause the Substantial Completion Date to occur on or before the Phase 1 Rent Commencement Date (as to Building A and Building D and the parking structure (“PS2”) described on Exhibit A as “Parking Structure 2”) and on or before the Phase 2 Commencement Date (as to Building B); provided, however, except as otherwise expressly provided under Section 4.1 above or under this Section 4.6 below, Tenant agrees that in the event any or all of the deadlines set forth in (a), (b) or (c) above are not reached for any reason, then this Lease shall not be void or voidable and Landlord shall not be liable to Tenant for any loss or damage resulting therefrom. Notwithstanding anything above or in the Lease to the contrary, in the event that Building A, Building D and Building B are not in TI Ready Condition (as defined in the Work Letter) on or before the date which is one hundred twenty (120) days after November 16, 2016 (as such November 16, 2016 date may be extended by Tenant Delays) (“Outside Date”), then the sole remedy of Tenant shall be a credit equal to one (1) day of free Base Rent (to be applied commencing on the Phase 1 Rent Commencement Date) for each day beyond the Outside Date that Building A, Building D and Building B are not in TI Ready Condition; provided that if such delay exceeds sixty (60) days, then for each day of delay beyond sixty (60) days, Tenant will receive two (2) days of free Base Rent (to be applied commencing on the day that is sixty-one (61) days following the Phase 1 Rent Commencement Date) for each day of delay beyond sixty (60) days. In the event that Building A, Building D and Building B are not in TI Ready Condition on or before the date (“Outside Termination Date”) which is two hundred forty (240) days after November 16, 2016 (as such November 16, 2016 date may be extended by Tenant Delays), then the sole remedy of Tenant shall be the right to deliver a notice to Landlord (the “Outside Date Termination Notice”) electing to terminate this Lease effective upon receipt of the Outside Date Termination Notice by Landlord. The Outside Date Termination Notice must be delivered by Tenant to Landlord, if at all, not earlier than the Outside Termination Date and not later than five (5) business days after the Outside Termination Date. If Tenant delivers the Outside Date Termination Notice, this Lease shall terminate as of the date of such notice, and Landlord will not be obligated to reimburse Tenant for any costs incurred by Tenant in connection with this Lease. In no event shall Uncontrollable Delays apply to extend any of the dates set forth in this Section 4.6.
6.2    Task Nos. 14, 15 and 16 in Exhibit F of the Existing Lease are hereby amended and restated in their entirety to read as follows:

Task No.	Date	Responsible Party	Milestone Description
14	11/16/2016	Landlord	TI Ready Condition
15	2/16/2017	Landlord	Project and Base Building Work Substantial Completion
16	11/16/2017	Tenant	Tenant Improvement Substantial Completion
6.3    The parties hereby confirm that as of the date of this Amendment, there have been no Tenant Delays, Landlord Delays or Uncontrollable Delays except as addressed in this Amendment, and neither party will claim any Tenant Delays, Landlord Delays or Uncontrollable Delays relating to or arising from any act, omission or circumstance which occurred prior to the date of this Amendment for any purpose relating to the Lease, as amended. Notwithstanding the foregoing, neither party is waiving its rights with respect to acts, omissions or circumstances that may occur in the future, and either party will be entitled to claim that a Tenant Delay, Landlord Delay or Uncontrollable Delay, as applicable, has occurred with respect to acts, omissions or circumstances arising after the date of this Amendment.
7.    TCEN Change Orders. Over the course of construction of the Project and Base Building Work for the Premises, various Change Orders have been issued or proposed and the parties wish to document their agreement as to which Change Orders will be implemented, and agree on an allocation of the cost of those Change Orders which the parties have agreed to implement. The Change Orders are listed in the Cumming TCEN Log dated as of July 15, 2016 (the “Cumming TCEN Log”), and all reference numbers in Exhibit B and Exhibit C attached hereto refer to the Cumming TCEN Log numbers and incorporate by reference herein all of the supporting documentation which accompanies such TCEN Change Orders, which supporting documentation has previously been provided to Tenant.
7.1    The Change Orders which have been or will be implemented are listed on Exhibit B attached hereto (the “TCEN Change Orders”), and Tenant hereby approves of all of the TCEN Change Orders listed on Exhibit B. Those Change Orders listed on Exhibit C attached hereto are not part of the Project and Base Building Work and are not being implemented at this time. Should Tenant make any further changes to the TCEN Change Orders or wish to implement any additional Change Orders, including the Change Orders listed on Exhibit C, such additional scope of work or additional Change Orders will be subject to the terms and conditions of Section 4.4(b) of the Original Lease and Landlord will have no obligation to pay any portion of the cost thereof. All future Change Orders relating to the Project and Base Building Work will be governed by the terms of the Original Lease, including Section 4.4(b).

(a)    The total anticipated cost of the TCEN Change Orders listed on Exhibit B is Ten Million Six Hundred Fifty Thousand and 00/100 Dollars ($10,650,000) (“TCEN Estimate”), which TCEN Estimate includes Forty Thousand Three Hundred Sixty-Nine Dollars ($40,369) incurred in the assessment of the feasibility of implementing Change Order 33, which TCEN Change Order 33 is not being implemented but the foregoing costs will be included in the total cost of the TCEN Change Orders. Tenant will be obligated to contribute Four Million and 00/100 Dollars ($4,000,000) toward the cost of the TCEN Change Orders. Tenant has previously paid Five Hundred Fifty-Six Thousand Two Hundred Forty and 00/100 Dollars ($556,240) toward Tenant’s contribution to the TCEN Change Orders and will submit the remaining Three Million Four Hundred Forty-Three Thousand Seven Hundred Sixty and 00/100 Dollars ($3,443,760) owed by Tenant within thirty (30) days after the date of full execution of this Amendment. Landlord will contribute the balance of the cost to implement the TCEN Change Orders based upon the final, actual cost to implement such TCEN Change Orders (which may be higher than the TCEN Estimate). Landlord and Tenant will use commercially reasonable efforts to minimize the actual cost of the TCEN Change Orders, with the goal to cause the actual cost not to exceed the TCEN Estimate. Landlord will be responsible for the implementation of the TCEN Change Orders in accordance with the scope set forth in the supporting documentation in Exhibit B and the back-up documentation referenced in the last sentence of Section 7 above.

(b)    In the event that upon completion of the TCEN Change Orders, the final, actual aggregate cost to implement all of the TCEN Change Orders is less than the TCEN Estimate, any cost savings (i.e., the positive difference between the final, actual aggregate cost to implement all of the TCEN Change Orders and the TCEN Estimate) will be divided equally between Landlord and Tenant. For clarity, any such cost savings will be calculated based on the aggregate cost of all TCEN Change Orders (which shall include the Forty Thousand Three Hundred Sixty-Nine Dollars ($40,369) incurred in the assessment of the feasibility of implementing Change Order 33) and will not apply to savings on individual TCEN Change Orders (regardless of any dollar figures set forth in Exhibit B). Any credit payable to Tenant due to such cost savings will be applied as an additional TI Allowance subject to all terms and conditions of the Lease applicable to the TI Allowance.
7.2    The following changes are hereby made to the Original Lease to reflect that there will not be any rent abatement as to Building B:

(a)    Section 2.3(b) of the Original Lease (Base Rent) is hereby amended to delete the words “and subject to the Building B Base Rent Abatement (as defined in Section 5.5 below).”

(b)    The first sentence of Section 5.1 of the Original Lease is hereby amended and restated to read as follows “Tenant shall pay to Landlord as Base Rent for (a) Building A and Building D, commencing on the Phase 1 Rent Commencement Date, and (b) Building B, commencing on the Phase 2 Rent Commencement Date (as applicable, the “Rent Commencement Date”), the Base Rent set forth in Section 2.3, subject to the rental adjustments provided in Article 6 hereof.”

(c)    Section 5.5 of the Original Lease is hereby deleted in its entirety.

(d)    The parenthetical at the end of Section 8 of the Original Lease which states “(provided, however, that, for purposes of calculating the Property Management Fee for months one (1) through twelve (12) of the initial Term with respect to Building B, the dollar amount of Base Rent actually abated in connection with the Building B Base Rent Abatement pursuant to Section 5.5 of this Lease shall be deducted from Base Rent for Building B)” is hereby deleted in its entirety.
7.3    The budget for the Project and Base Building Work has been adjusted as construction of the Premises has progressed, and is higher than the original Project Cost Estimate provided in connection with the Original Lease. In connection with such increase, the following changes are made to the Original Lease:

(a)    Section 4.5 of the Original Lease is amended and restated in its entirety as follows:
4.5    Budget. Landlord has established a budget for the Total Project Costs (as defined in Exhibit E) which it believes will be reasonably required to complete construction of the Project and Base Building Work for the Premises, which budget is $173,421,151 (the “Project Cost Estimate”) as more particularly set forth on Exhibit D attached hereto, and which Project Cost Estimate does not include the cost to construct PS1. Promptly upon completion of the Project and Base Building Work (except PS1, which shall be excluded from Project Costs for purposes of this Section 4.5), Landlord will calculate the actual total of all Project Costs incurred plus the Land Value Contribution to obtain the actual Total Project Costs (the “Final Budget”), which Final Budget will be delivered to Tenant for informational purposes only. In the event the Final Budget is less than $163,881,400 (the “Original Project Cost Estimate”), the difference shall be an addition to the TI Allowance payable to Tenant pursuant to the Work Letter (the “Additional TI Allowance”).

(b)    Exhibit D to the Original Lease is hereby amended and replaced in its entirety with Exhibit D attached hereto. Exhibit E to the Original Lease is amended to restate the parenthetical in subsection (ix) to read “(but excluding the cost of tenant improvements in excess of the Base TI Allowance (i.e., costs paid by Tenant toward the tenant improvements will not be included in Project Costs)).”

(c)    For clarity, notwithstanding that the Project Cost Estimate has been updated as provided herein, for purposes of calculating whether there is any “Additional TI Allowance” for purposes of the Original Lease, the Original Project Cost Estimate of $163,881,400 will be used. The updated Project Cost Estimate attached to this Amendment is being provided for informational purposes only, and Tenant will not receive any credit for any cost savings between the Original Project Cost Estimate and the updated Project Cost Estimate attached to this Amendment as Exhibit D.
8.    Subordination and Lender Consent. Tenant agrees that the form of subordination, non-disturbance and attornment agreement (“SNDA”) attached to this Amendment as Exhibit E satisfies the requirements pursuant to Section 27.1 of the Existing Lease with respect to a commercially reasonable SNDA. To the extent any lender consent is required as a condition to Landlord’s entry into this Amendment, Landlord hereby represents that such consent has been obtained, and Landlord hereby agrees to indemnify, defend and hold harmless Tenant for, from and against any Claims incurred by Tenant to the extent arising from Landlord’s breach of the foregoing representation.
9.    Ratification of Completion Guaranty. Tenant hereby ratifies and confirms the completion guaranty provided by Tenant to Landlord pursuant to Section 46 of the Existing Lease. Tenant acknowledges and agrees that the Guaranteed Obligations shall not be excused, reduced, modified, discharged or released due to the execution of this Amendment, and the execution and delivery of this Amendment shall not constitute any defense against Tenant’s obligation to perform or satisfy the Guaranteed Obligations.
10.    Broker. Tenant represents and warrants that it has not dealt with any broker or agent other than Cushman & Wakefield of San Diego, Inc. in the negotiation for or the obtaining of this Amendment ("Broker"), and agrees to reimburse, indemnify, save, defend (at Landlord's option and with counsel reasonably acceptable to Landlord, at Tenant's sole cost and expense) and hold harmless the Landlord Indemnitees for, from and against any and all cost or liability for compensation claimed by any such broker or agent employed or engaged by it or claiming to have been employed or engaged by it. No commission will be payable to the Broker on account of this Amendment.
11.    No Default. Tenant represents, warrants and covenants that, to the best of Tenant's knowledge, Landlord and Tenant are not in default of any of their respective obligations under the Existing Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder. Landlord represents, warrants and covenants that, to the best of Landlord's knowledge, Landlord and Tenant are not in default of any of their respective obligations under the Existing Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder.
12.    Effect of Amendment. Except as modified by this Amendment, the Existing Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed. In the event of any conflict between the terms contained in this Amendment and the Existing Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties.
13.    Successors and Assigns. Each of the covenants, conditions and agreements contained in this Amendment shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs, legatees, devisees, executors, administrators and permitted successors and assigns and sublessees. Nothing in this section shall in any way alter the provisions of the Lease restricting assignment or subletting.
14.    Miscellaneous. This Amendment becomes effective only upon execution and delivery hereof by Landlord and Tenant. The captions of the paragraphs and subparagraphs in this Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof. All exhibits hereto are incorporated herein by reference. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease, lease amendment or otherwise until execution by and delivery to both Landlord and Tenant.
15.    Authority. Tenant guarantees, warrants and represents that the individual or individuals signing this Amendment on behalf of Tenant have the power, authority and legal capacity to sign this Amendment on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed. Landlord guarantees, warrants and represents that the individual or individuals signing this Amendment on behalf of Landlord have the power, authority and legal capacity to sign this Amendment on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed.
16.    Counterparts; Facsimile and PDF Signatures. This Amendment may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document. A facsimile or portable document format (PDF) signature on this Amendment shall be equivalent to, and have the same force and effect as, an original signature.
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IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date and year first above written.
LANDLORD:
BMR-LINCOLN CENTRE LP,
a Delaware limited partnership
By: /s/ John Bonanno
Name: John Bonnano
Title: Executive Vice President
TENANT:
ILLUMINA, INC.,
a Delaware corporation
By: /s/ Marc Stapley
Name: Marc Stapley
Title: EVP and Chief Administrative Officer

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